UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 2, 2007

MICHAELS STORES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09338	75-1943604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Bent Branch Drive
Irving, Texas  75063
P.O. Box 619566
DFW, Texas  75261-9566
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 409-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 2, 2007, the Audit Committee of the Board of Directors of Michaels Stores, Inc. (the “Company”), in consultation with the Company’s independent registered public accounting firm, Ernst & Young LLP, and the Company’s management, determined that the Company’s previously issued consolidated financial statements and other historical financial information and related disclosures relating to periods through the end of fiscal 2005 contained in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including applicable auditor reports, and press releases should no longer be relied upon.  Therefore, the Company plans to restate its consolidated financial statements for years prior to fiscal 2006, and present its restated financial statements for fiscal years 2002 through 2005 in its Annual Report on Form 10-K for the fiscal year ended February 3, 2007, which the Company expects to file with the SEC on or before May 3, 2007.

The Company notes that:

•                  Results of operations for the fiscal year 2006 ended February 3, 2007 that were reported in a March 7, 2007 press release (which was furnished as an exhibit to a Current Report on Form 8-K dated March 7, 2007) are not affected by the restatement.

•                  Based on the Company’s current analysis of the total net impact of the restatement on its previously reported results of operations, the Company expects that gross profit and operating income will increase approximately $18 million in fiscal year 2005, will increase approximately $4 million in fiscal year 2004, will decrease approximately $10 million in fiscal year 2003, and will decrease approximately $27 million in fiscal year 2002.

•                  Net cash provided by operating activities is not affected by the restatements in fiscal years 2006 or 2005, and as detailed below, is expected to be minimally affected in fiscal years 2004, 2003 and 2002.

•                  As the restatement is not complete as of the date of this filing, additional information may become available which could cause the Company’s current estimates to change materially.

The primary purpose of the restatement will be to correct an error in the Company’s application of the retail inventory method of accounting for merchandise inventory in its Michaels stores in periods prior to fiscal 2005.  The Company has determined that its historical retail inventory method incorrectly accounted for shrink and certain markdowns which overstated reported inventory values and understated cost of goods sold.  As of the beginning of fiscal 2005, the Company changed its method of valuing store inventory from the retail inventory method to the weighted average cost method.

The primary effects of the restatement relating to the retail inventory method are:

•                  The 2002 opening balance sheet will reflect the cumulative impact to inventory, deferred taxes and retained earnings of correcting the Company’s historical retail inventory method for all prior periods.

•                  The consolidated financial statements for fiscal years 2002 through 2004 will be restated to reflect a correction in the application of the Company’s retail inventory method for accounting for merchandise inventories.

•                  We currently expect that a substantial portion of the approximately $88.5 million, net of tax, cumulative effect of the Company’s change in accounting method in the first quarter of fiscal 2005 from the Company’s historical retail inventory method to the weighted average cost method will be eliminated, with a corresponding increase in net income.

As part of the Company’s restatement, it will also reflect in the proper period certain other previously reported cumulative charges deemed immaterial to the year in which they were previously recorded.  These include the correction for inventory cost deferral/vendor allowance recognition recorded in fiscal 2005, and the correction for lease accounting recorded in fiscal 2004.  The correction for lease accounting is expected to result in a decrease in cash provided by operating activities of less than $5.0 million, offset by a corresponding increase in cash used in investing activities, for each of fiscal years 2002, 2003, and 2004.  Additionally, in connection with the resolution of our previously reported stock options inquiry, the Company will reflect unrecorded share-based compensation cost related to periods prior to fiscal 2001 in its restated fiscal 2002 opening balance sheet.

In connection with the Company’s restatement of previously issued financial statements, the Company’s management expects to conclude that, due to the restatement, a material weakness in internal control existed and the Company’s disclosure controls and procedures were ineffective as of the end of fiscal 2006.

The Company’s management and the Audit Committee of the Board of Directors of the Company have discussed the matters described in this Current Report on Form 8-K with Ernst & Young LLP, the Company’s independent registered public accounting firm.

Disclosures About Forward-Looking Statements

This Current Report on Form 8-K report contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding expected materiality, the quantitative effects of the restatement and any anticipated conclusions of the Company.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results as well as its expectations on materiality, the restatement’s quantitative effects, the effectiveness of its disclosure controls and procedures and its weakness in internal control to differ materially from those in the forward-looking statements. These factors include, without limitation, the risk that additional information may arise from the preparation of the Company’s financial statements or other subsequent events that would require the Company to make additional adjustments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 3, 2007	By:	/s/ Jeffrey N. Boyer
Jeffrey N. Boyer
President and Chief Financial Officer